SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 25, 1997

                                INTELLICELL CORP.
             (Exact name of registrant as specified in its charter)

Delaware                            1-12571                 95-4467726
(State or other jurisdiction      (Commission             (IRS Employer
of incorporation)                 File Number)            Identification No.)

                   6929 Hayvenhurst Avenue, Van Nuys, CA      91406
               (Address of principal executive offices)     (Zip code)

                                 (818) 906-7777
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

Item 5. Other Events.

      On November 18, 1997, the Board of Directors of the Company declared the payment of a dividend to its shareholders in the form of a warrant to purchase Common Stock of the Company. Record owners of Common stock as of December 10, 1997, shall be entitled to one warrant for every two shares of Common Stock held. No fractional warrants shall be issuable in connection with the payment of the dividend.

      Each warrant will entitle the holder to purchase one share of Common Stock at a price of $4.00 per share for a three year period, subject to adjustment in certain circumstances. The warrants shall be redeemable by the Company, upon notice of not less than 30 days, at a price of $.10 per warrant in the event the closing bid quotation of the Common Stock on all 20 of the trading days ending on the third day prior to the day on which the Company gives notice has been at least $7.00 per share; provided however that no such right of redemption or exercise shall exist prior to the time that such shares of Common Stock underlying the warrants have been registered under the Securities Act of 1933, as amended. The Company intends to make an application for warrants to be listed and traded on the Nasdaq SmallCap Market.

      Ben Neman, Chairman, Chief Executive Officer and President has agreed to waive his rights to receive dividends on the shares of Common Stock held by him.